Exhibit 5.1

December 16, 2011

StemCells, Inc.

7707 Gateway Blvd, Suite 140

Newark, California 94560

Re: Registration Statement on Form S-3 (File No.333-170300)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), the base prospectus dated November 16, 2010 (the “Base Prospectus”) and the preliminary prospectus supplement dated December 15, 2011 (together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by StemCells, Inc. (the “Company”) of (i) up to 8,000,000 units (the “Units”), each of which includes one share of the Company’s Common Stock, $0.01 par value per share (the “Common Shares”) and a Series A Warrant (the “Series A Warrants”) to purchase one share of Common Stock (such shares underlying the Series A Warrants are referred to herein as the “Warrant Shares”) and (ii) 8,000,000 Series B Warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”), each exercisable for one Unit (the Common Shares, Series A Warrants, Warrant Shares and Series B Warrants are referred to collectively herein as the “Securities”). For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Common Shares have been duly authorized and, when issued and delivered against payment therefor as provided in the Prospectus or upon exercise of the Series B Warrants in accordance with the terms therein, as applicable, will be validly issued, fully paid and non-assessable, (ii) the Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Series A Warrants in accordance with the terms therein, will be duly authorized, validly issued, fully paid and non-assessable, and (iii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement remains effective.

Very truly yours,

/s/ Ropes & Gray LLP

ROPES & GRAY LLP